Exhibit 10(h)(ii)

SECOND AMENDMENT TO MCDONALD’S CORPORATION AMENDED AND RESTATED 2001 OMNIBUS STOCK OWNERSHIP PLAN

The McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan (the “Plan”), is amended, effective as of February 14, 2007, as set forth below.

1.	Section 12(f)(ii) of the Plan is amended to replace all references to “30th” with the term “90th.”

2.	Section 22 of the Plan is amended and restated in its entirety as follows:

“The Committee shall (in the case of Corporate Transactions (as defined below), may) make such adjustments as it deems appropriate and equitable, in its discretion, to the following:

a) the various numbers of shares of Stock referred to in the limitations imposed under Section 2(x) and Section 3;

b) the number of shares of Stock covered by an outstanding Award;

c) the Option Price of an outstanding stock option; and

d) the Fair Market Value of Stock to be used to determine the amount of the benefit payable upon exercise of outstanding stock appreciation rights;

and such other adjustments to outstanding Awards as the Committee may determine to be appropriate and equitable, to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, or similar event affecting the capital structure of the Company (each, a “Share Change”), or a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, other distribution of cash or property (including an extraordinary cash dividend), Disaffiliation of a Subsidiary or similar event of or by the Company (each type of event described in this sentence other than a Share Change, a “Corporate Transaction”). Such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, (ii) the substitution of other property (including, without limitation, other securities and securities of entities other than the Company that agree to such substitution) for the Stock available under this Plan and/or the Stock covered by outstanding Awards, and (iii) in connection with any Disaffiliation of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Grantees employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the Disaffiliation.”

3.	Except as amended above, the Plan shall remain in full force and effect.